Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258340

PROSPECTUS SUPPLEMENT NO. 29
(to prospectus dated August 10, 2021)

Up to 19,300,751 Shares of Class A Common Stock Issuable Upon the Exercise of Warrants Up to 77,272,414 Shares of Class A Common Stock Up to 8,014,500 Warrants to Purchase Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 10, 2021 (as supplemented or amended from time to time, the “Prospectus”), with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on March 8, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 19,300,751 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), which consists of (i) up to 8,014,500 shares of Class A Common Stock that are issuable upon the exercise of 8,014,500 warrants (the “private placement warrants”) issued in a private placement in connection with the initial public offering of Decarbonization Plus Acquisition Corporation (“DCRB”) and upon the conversion of a working capital loan by the Sponsor (as defined in the Prospectus) to DCRB and (ii) up to 11,286,251 shares of Class A Common Stock that are issuable upon the exercise of 11,286,251 warrants originally issued in DCRB’s initial public offering. The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus, or their permitted transferees, of (i) up to 77,272,414 shares of Class A Common Stock (including up to 5,293,958 shares of Class A Common Stock issuable upon the satisfaction of certain triggering events (as described in the Prospectus) and up to 326,048 shares of Class A Common Stock that may be issued upon exercise of the Ardour Warrants (as defined in the Prospectus)) and (ii) up to 8,014,500 private placement warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock and warrants are traded on the Nasdaq Global Select Market under the symbols “HYZN” and “HYZNW,” respectively. On March 8, 2023 the closing price of our Class A Common Stock was $1.09 and the closing price for our public warrants was $0.08.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 7 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 8, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 8, 2023
___________________________________
Hyzon Motors Inc.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware	001-3962	82-2726724
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
475 Quaker Meeting House Road Honeoye Falls, NY		14472
(Address of principal executive offices)		(Zip Code)
(585)-484-9337
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	HYZN	NASDAQ Capital Market
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	HYZNW	NASDAQ Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.
Emerging growth company  ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

As previously disclosed, on February 13, 2023, Hyzon Motors Inc. (the “Company”) filed a petition in the Delaware Court of Chancery (the “Court of Chancery”) pursuant to Section 205 of the Delaware General Corporation Law (the “Section 205 Action”) seeking validation of the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), which included an increase the total number of authorized shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), from 250,000,000 shares to 400,000,000 shares, and an increase the number of authorized shares of preferred stock, par value $0.0001 per share, from 1,000,000 shares to 10,000,000 shares (captioned, In re Hyzon Motors Inc., C.A. No. 2023-0177-LWW (Del. Ch)). Section 205 of the DGCL permits the Court of Chancery, in its discretion, to ratify and validate potentially defective corporate acts after considering a variety of factors. The Section 205 Action requested that the Court of Chancery validate and declare effective the Company’s Certificate of Incorporation and all of the Company’s outstanding shares of Class A common stock.

On March 6, 2023, the Court of Chancery held a hearing in the Section 205 Action and orally granted the Company’s petition and, on the same day, the Court issued an order in the Section 205 Action granting the Company’s petition seeking to resolve any uncertainty with respect to those matters.

Forward-Looking Statements This report includes forward looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “feel,” “believes,” expects,” “estimates,” “projects,” “intends,” “should,” “is to be,” or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein due to many factors.

Additional information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in its most recent Form 10-K and subsequent filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. Any forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYZON MOTORS INC.

Date: March 8, 2023	By:	/s/ Parker Meeks
	Name:	Parker Meeks
	Title:	President and Interim Chief Executive Officer